ISSUER FREE WRITING PROSPECTUS NO. 1593BI
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated August 13, 2012
Deutsche Bank AG Contingent Absolute Return Autocallable Optimization Securities

$• Deutsche Bank AG Securities Linked to the Common Stock of JDS Uniphase Corporation due on or about August 23, 2013
$• Deutsche Bank AG Securities Linked to the Common Stock of Halliburton Company due on or about August 23, 2013
Investment Description
Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, an “Underlying Stock”). The Securities are designed for investors who want to express a neutral or bullish view on the Underlying Stock or who believe the Underlying Stock will not close below the Trigger Price on the Final Valuation Date. If the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price on any Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on a Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Stock Price is not less than the Trigger Price, at maturity Deutsche Bank AG will pay you your initial investment plus a return at maturity equal to the absolute value of the negative Underlying Stock Return from the Trade Date to the Final Valuation Date (the “Contingent Absolute Return”). However, if the Securities are not automatically called and the Final Stock Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% for every 1.00% decline in the Final Stock Price as compared to the Initial Stock Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates1
❑ Call Return — If the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price on any Observation Date (including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors may have full downside market exposure to the Underlying Stock at maturity.

❑ Downside Exposure with Potential Contingent Absolute Return Feature at Maturity — If the Securities are not previously called, you hold the Securities to maturity and the Final Stock Price is not less than the Trigger Price, we will pay you your initial investment plus the Contingent Absolute Return, equal to the absolute value of the negative Underlying Stock Return, at maturity. If the Final Stock Price is less than the Trigger Price, however, the Contingent Absolute Return feature will not apply and Deutsche Bank AG will repay less than the Face Amount per Security, resulting in a loss that is proportionate to the decline in the Final Stock Price as compared to the Initial Stock Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.
	Trade Date Settlement Date Observation Dates2 Final Valuation Date2 Maturity Date2,3 1Expected. 2See page 3 for additional details 3367 days from the Settlement Date	August 16, 2012 August 21, 2012 Quarterly August 19, 2013 August 23, 2013

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering two separate Contingent Absolute Return Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of the common stock of a different company, and each may have a different Call Return Rate, Initial Stock Price and Trigger Price. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Call Return Rate, Initial Stock Price and Trigger Price for each Security will be determined on the Trade Date.

Underlying Stock	Call Return Rate	Initial Stock Price	Trigger Price	CUSIP/ ISIN
Common stock of JDS Uniphase Corporation (Ticker: JDSU)	13.50% -17.50% per annum		60.00% of the Initial Stock Price	25154X 45 4 / US25154X4549
Common stock of Halliburton Company (Ticker: HAL)	9.00% -11.00% per annum		70.00% of the Initial Stock Price	25154X 44 7 / US25154X4473
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement BI dated February 17, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement BI. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of JDS Uniphase Corporation		$$10.00		$$0.15		$$9.85
Securities linked to the common stock of Halliburton Company		$$10.00		$$0.15		$$9.85

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with product supplement BI dated February 17, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BI dated February 17, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511039258/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” on page 6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as the Underlying Stock.

♦     You believe the Closing Price of the Underlying Stock will be greater than or equal to the Initial Stock Price on any Observation Date, including the Final Valuation Date, or will not be below the Trigger Price on the Final Valuation Date.

♦     You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and you are willing to make an investment the return of which is limited to the applicable Call Return if called, or, if the Securities have not been called, to the Contingent Absolute Return as limited by the Trigger Price.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

♦     You would be willing to invest in the Securities if the applicable Call Return Rate was set equal to the bottom of the range, as set forth on the cover of this free writing prospectus (the actual Call Return Rate per annum for each Security will be determined on the Trade Date).

♦     You do not seek current income from this investment and are willing to forgo any dividends paid on the Underlying Stock.

♦     You are willing and able to hold Securities that will be called on the earliest Observation Date on which the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 1 year, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment at maturity or upon an earlier automatic call.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as the Underlying Stock.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You believe the Securities will not be called and the Final Stock Price will be less than the Trigger Price.

♦     You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

♦     You would be unwilling to invest in the Securities if the applicable Call Return Rate was set equal to the bottom of the range, as set forth on the cover of this free writing prospectus (the actual Call Return Rate per annum for each Security will be determined on the Trade Date).

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment or you prefer to receive dividends paid on the Underlying Stock.

♦     You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying Stock is greater than or equal to the Initial Stock Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 1 year, and seek an investment for which there will be an active secondary market.

♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any repayment of initial investment at maturity or upon an earlier automatic call.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount per Security	$10.00 per Security
Term	Approximately 1 year, subject to an earlier automatic call
Trade Date1	August 16, 2012
Settlement Date1	August 21, 2012
Final Valuation Date1, 2	August 19, 2013
Maturity Date1, 2, 3	August 23, 2013
Underlying Stocks	Common stock of JDS Uniphase Corporation (Ticker: JDSU) Common stock of Halliburton Company (Ticker: HAL)
Call Feature
The Securities will be automatically called if the Closing Price of the relevant Underlying Stock on any Observation Date is greater than or equal to the Initial Stock Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.

Observation Dates1, 2	Quarterly, on November 16, 2012, February 19, 2013, May 16, 2013 and August 19, 2013 (the “Final Valuation Date”)
Call Settlement Dates3	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate
The Call Return increases the longer the Securities are outstanding and is based upon the applicable Call Return Rate as listed below and on the cover of this free writing prospectus (the actual Call Return Rate for each Security will be set on the Trade Date).

Call Price
The Call Price equals the Face Amount per Security plus the product of the Face Amount per Security and the applicable Call Return. The tables below reflect the Call Return Rate ranges and corresponding Call Price ranges for each Underlying Stock (the actual amounts for each will be determined on the Trade Date).

Securities linked to the common stock of JDS Uniphase Corporation

Observation Dates	Call Settlement Dates	Call Return*	Call Price* (per $10.00 Security)
November 16, 2012	November 20, 2012	3.375% to 4.375%	$10.3375 to $10.4375
February 19, 2013	February 21, 2013	6.750% to 8.750%	$10.6750 to $10.8750
May 16, 2013	May 20, 2013	10.125% to 13.125%	$11.0125 to $11.3125
August 19, 2013	August 23, 2013	13.500% to 17.500%	$11.3500 to $11.7500

Securities linked to the common stock of Halliburton Company

Observation Dates	Call Settlement Dates	Call Return*	Call Price* (per $10.00 Security)
November 16, 2012	November 20, 2012	2.250% to 2.750%	$10.2250 to $10.2750
February 19, 2013	February 21, 2013	4.500% to 5.500%	$10.4500 to $10.5500
May 16, 2013	May 20, 2013	6.750% to 8.250%	$10.6750 to $10.8250
August 19, 2013	August 23, 2013	9.000% to 11.000%	$10.9000 to $11.1000

*The Call Return and Call Price has been rounded for ease of analysis. Actual amounts for each will be determined on the Trade Date.

Payment at Maturity (per $10.00 Security)4
If the Securities are not automatically called and the Final Stock Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity per Security equal to:
$10.00 + ($10.00 x Contingent Absolute Return)
If the Securities are not automatically called and the Final Stock Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the Face Amount of $10.00 per Security, equal to:
$10.00 + ($10.00 x Underlying Stock Return)
Under these circumstances, the Contingent Absolute Return feature does not apply and you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Stock Return.

Underlying Stock Return	Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the Underlying Stock Return. For example, if the Underlying Stock Return is -5.00%, the Contingent Absolute Return will equal 5.00%.
Trigger Price
For the Securities linked to the common stock of JDS Uniphase Corporation, 60.00% of the Initial Stock Price.
For the Securities linked to the common stock of Halliburton Company, 70.00% of the Initial Stock Price.

Closing Price	On any trading day, the last reported sale price of the relevant Underlying Stock on the relevant exchange multiplied by the relevant Stock Adjustment Factor, as determined by the calculation agent.
Initial Stock Price	The Closing Price of one share of the relevant Underlying Stock on the Trade Date.
Final Stock Price	The Closing Price of one share of the relevant Underlying Stock on the Final Valuation Date.
Stock Adjustment Factor
Initially 1.0 for each Underlying Stock, subject to adjustment for certain actions affecting each Underlying Stock. See “Description of Securities — Anti-dilution Adjustments” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR FACE AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT PROVIDED AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying Stock (Initial Stock Price) is observed, the Trigger Price is determined and the Call Return Rate is set.

Quarterly (including at maturity):
The Securities will be called if the Closing Price of the Underlying Stock on any Observation Date is equal to or greater than the Initial Stock Price. If the Securities are called, Deutsche Bank AG will pay the Call Price for the applicable Observation Date equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date:
The Final Price and Underlying Stock Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Stock Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity per Security equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Stock Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the Face Amount of $10.00 per Security, equal to:

$10.00 + ($10.00 x Underlying Stock Return)

Under these circumstances, the Contingent Absolute Return feature does not apply and you will lose a significant portion, or could lose all, of your initial investment in an amount proportionate to the negative Underlying Stock Return.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date, Maturity Date and Observation Dates may be changed so that the stated term of the Securities remains the same.

2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

3
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed, and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date will be the second business day after the Observation Date as postponed.

4
The Contingent Absolute Return feature described herein supersedes the Payment at Maturity description in the accompanying product supplement BI for when the Securities have not been called and the Final Price is not less than the Trigger Price.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full Face Amount per Security at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Stock Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Stock Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you the Face Amount per Security plus a return at maturity equal to the absolute value of the negative Underlying Stock Return. However, if the Securities are not automatically called on any Observation Date and the Final Stock Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to any negative Underlying Stock Return, resulting in a loss of your initial investment that is proportionate to the decline in the Final Stock Price as compared to the Initial Stock Price. Accordingly, you could lose your entire initial investment.

♦
Limited Return Potential — If the Securities are called, the return of the Securities will be limited to the applicable Call Return which is based on the relevant Call Return Rate as determined on the Trade Date, regardless of the performance of the Underlying Stock. Because the Call Return increases the longer the Securities are outstanding and the Securities could be called as early as the first quarterly Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. As a result, an investment directly in the Underlying Stock could provide a better return than an investment in the Securities. Because Deutsche Bank AG will pay you a return equal to the Contingent Absolute Return at maturity only when the Securities are not called and only if the Final Stock Price is greater than or equal to the Trigger Price, your return on the Securities in this scenario is limited by the Trigger Price. Furthermore, because the closing price of one share of the Underlying Stock at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Stock.

♦
The Contingent Absolute Return Feature and Any Contingent Repayment of Your Initial Investment Apply Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the Closing Price of the Underlying Stock is above the Trigger Price.

♦
Higher Call Return Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying Stock’s volatility can change significantly over the term of the Securities. The price of the Underlying Stock could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the applicable Call Return which is based on the relevant Call Return Rate as determined on the Trade Date could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying Stock would have.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying Stock — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying Stock would have. Further, you will not participate in any potential appreciation of the Underlying Stock, which could be significant.

♦
Single Stock Risk — The price of the Underlying Stock can rise or fall sharply due to factors specific to the Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Stocks and such issuer, please see “The Underlying Stocks” in this free writing prospectus and such issuer’s SEC filings referred to in those sections.

♦
If the Price of the Underlying Stock Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying Stock. Changes in the market price of the Underlying Stock may not result in a comparable change in the value of your Securities.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the relevant Underlying Stock. See “Description of Securities — Anti-dilution

Adjustments” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦
There Is no Affiliation Between the Issuers of the Underlying Stocks and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Issuer — We are not affiliated with the issuers of the Underlying Stocks (each, an “Underlying Stock Issuer”). However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlying Stock and the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stock and the Underlying Stock Issuers. None of the Underlying Stock Issuers are involved in the Securities offered hereby in any way and none of them have any obligation of any sort with respect to your Securities. None of the Underlying Stock Issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Underlying Stock Is No Guide to Future Performance — The actual performance of the relevant Underlying Stock may bear little relation to the historical prices of the Underlying Stock, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying Stock.

♦
The Securities Have Certain Built-In Costs — While the Payment at Maturity or Call Price due upon an automatic call described in this free writing prospectus is based on your entire initial investment, the original Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — We expect that, generally, the price of the Underlying Stock, volatility of the Underlying Stock, factors specific to the issuer of the Underlying Stock, such as earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, will affect the value of the Securities more than other factors. However, the value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying Stock and the stock market generally;

♦	interest rates and yields in the market generally and in the markets of the Underlying Stock;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Stock and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying Stock on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Stock. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We and Our Affiliates, or UBS AG and its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Stock Price and the Value of Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Stock to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock, may adversely affect the market price of the Underlying Stock and therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuer of the Underlying Stock, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Stock Price of the Underlying Stock and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Underlying Stock in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying Stock if a market disruption event occurs on any of the Observations Dates.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts  that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Underlying Stock. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Stock relative to its Initial Stock Price. We cannot predict the Final Stock Price or the Closing Price of the Underlying Stock on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying Stock. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 1 year, subject to an automatic call
Hypothetical Initial Stock Price*:	$50.00
Hypothetical Trigger Price*:	$37.50 (75.00% of the Hypothetical Initial Stock Price)

Hypothetical Call Return and Call Prices:

Observation Dates	Call Settlement Dates	Call Return*	Call Price*
November 16, 2012	November 20, 2012	2.5000%	$10.25
February 19, 2013	February 21, 2013	5.0000%	$10.50
May 16, 2013	May 20, 2013	7.5000%	$10.75
August 19, 2013 (Final Valuation Date)	August 23, 2013 (Maturity Date)	10.0000%	$11.00

*
Based on a hypothetical Call Return Rate of 10.00% per annum. The actual Initial Stock Price, Trigger Price, Call Return Rate, Call Return and Call Price with respect to each Security will be set on the Trade Date.

Example 1 — The Closing Price of the Underlying Stock on the first Observation Date is $60.00, which is greater than the Initial Stock Price of $50.00 — the Securities are called.

Because the Closing Price of the Underlying Stock on the first Observation Date is greater than or equal to the Initial Stock Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.25 per Security, representing a 2.50% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Stock Price of $70.00 is greater than the Initial Stock Price of $50.00 — the Securities are called.

Because the Securities were not previously called and the Final Stock Price is greater than or equal to the Initial Stock Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.00 per Security, representing a 10.00% return on the Securities.

Example 3 — The Closing Price of the Underlying Stock is not equal to or greater than the Initial Stock Price on any of the Observation Dates and the Final Stock Price of $45.00 is greater than the Trigger Price of $37.50 — the Securities are NOT called.

Because the Closing Price of the Underlying Stock on all of the Observation Dates is not equal to or greater than the Initial Stock Price, the Securities are not automatically called. Because the Final Stock Price is not less than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity reflecting the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return) =
$10.00 + ($10.00 × 10.00%) = $11.00

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Stock Price of $30.00 is less than the Trigger Price of $37.50 — the Securities are NOT called.

Because the Securities are not called and the Final Stock Price is less than the Trigger Price, the Contingent Absolute Return feature does not apply and your initial investment will be fully exposed to any decline in the Final Stock Price as compared to the Initial Stock Price. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Stock Return) =
$10.00 + ($10.00 × -40.00%) = $6.00

If the Securities are not automatically called and the Final Stock Price is less than the Trigger Price, you will not receive the Contingent Absolute Return, and your initial investment will be fully exposed to any negative Underlying Stock Return, resulting in a loss that is proportionate to the decline in the Final Stock Price as compared to the Initial Stock Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Underlying Stocks
All disclosures contained in this free writing prospectus regarding each Underlying Stock are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about any Underlying Stock contained in this free writing prospectus. You should make your own investigation into each Underlying Stock.

Included on the following pages is a brief description of each Underlying Stock Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Stocks as an indication of future performance. Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Stock Issuers with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Stock Issuers under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

JDS Uniphase Corporation
According to publicly available information, JDS Uniphase Corporation is a provider of commincations test and measurment solutions and optical products for telecommunications service providers, wireless operators, cable operators, network-equipment manufacturers and enterprises. Information filed by JDS Uniphase Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-22874, or its CIK Code: 0000912093. The common stock of JDS Uniphase Corporation is traded on the NASDAQ Stock Market LLC under the symbol “JDSU.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of JDS Uniphase Corporation, based on daily closing prices on the primary exchange for JDS Uniphase Corporation, as reported by Bloomberg. JDS Uniphase Corporation’s closing price on August 10, 2012 was $10.90. The actual Initial Stock Price will be the closing price of JDS Uniphase Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/01/2007	3/31/2007	$17.93	$14.90	$15.23
4/01/2007	6/30/2007	$16.98	$12.51	$13.43
7/01/2007	9/30/2007	$15.89	$13.35	$14.96
10/01/2007	12/31/2007	$15.77	$12.80	$13.30
1/01/2008	3/31/2008	$14.11	$10.06	$13.39
4/01/2008	6/30/2008	$15.00	$10.93	$11.36
7/01/2008	9/30/2008	$11.90	$7.78	$8.47
10/01/2008	12/31/2008	$7.58	$2.21	$3.65
1/01/2009	3/31/2009	$5.25	$2.21	$3.25
4/01/2009	6/30/2009	$6.22	$3.89	$5.72
7/01/2009	9/30/2009	$7.90	$4.85	$7.11
10/01/2009	12/31/2009	$8.51	$5.52	$8.25
1/01/2010	3/31/2010	$12.57	$7.86	$12.52
4/01/2010	6/30/2010	$13.82	$9.67	$9.84
7/01/2010	9/30/2010	$12.82	$9.19	$12.39
10/01/2010	12/31/2010	$14.63	$10.24	$14.48
1/01/2011	3/31/2011	$28.16	$14.78	$20.84
4/01/2011	6/30/2011	$22.06	$15.51	$16.66
7/01/2011	9/30/2011	$17.01	$9.85	$9.97
10/01/2011	12/31/2011	$12.64	$8.99	$10.44
1/01/2012	3/31/2012	$14.93	$10.68	$14.49
4/01/2012	6/30/2012	$14.40	$9.45	$11.00
7/01/2012	8/10/2012*	$11.24	$8.63	$10.90

*
As of the date of this free writing prospectus, available information for the third calendar quarter of 2012 includes data for the period through August 10, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the common stock of JDS Uniphase Corporation from August 10, 2007 through August 10, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 60.00% of $10.90, which was the closing price of JDS Uniphase Corporation’s common stock on August 10, 2012. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Halliburton Company
According to publicly available information, Halliburton Company provides products and services to the energy industry related to the exploration, development and production of oil and natural gas. Information filed by Halliburton Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03492, or its CIK Code: 0000045012. Halliburton Company is traded on the New York Stock Exchange under the symbol “HAL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Halliburton Company, based on daily closing prices on the primary exchange for Halliburton Company, as reported by Bloomberg. Halliburton Company’s closing price on August 10, 2012 was $35.19. The actual Initial Stock Price will be the closing price of Halliburton Company’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/01/2007	3/31/2007	$32.40	$28.27	$31.74
4/01/2007	6/30/2007	$36.71	$31.09	$34.50
7/01/2007	9/30/2007	$39.08	$31.97	$38.40
10/01/2007	12/31/2007	$41.48	$35.08	$37.91
1/01/2008	3/31/2008	$40.18	$31.66	$39.33
4/01/2008	6/30/2008	$53.91	$40.18	$53.07
7/01/2008	9/30/2008	$50.55	$27.53	$32.39
10/01/2008	12/31/2008	$26.80	$13.46	$18.18
1/01/2009	3/31/2009	$21.16	$14.78	$15.47
4/01/2009	6/30/2009	$24.33	$16.27	$20.70
7/01/2009	9/30/2009	$28.32	$18.72	$27.12
10/01/2009	12/31/2009	$31.75	$25.74	$30.09
1/01/2010	3/31/2010	$34.60	$28.10	$30.13
4/01/2010	6/30/2010	$34.96	$21.15	$24.55
7/01/2010	9/30/2010	$33.40	$25.74	$33.07
10/01/2010	12/31/2010	$41.15	$31.40	$40.83
1/01/2011	3/31/2011	$49.84	$38.17	$49.84
4/01/2011	6/30/2011	$51.00	$45.33	$51.00
7/01/2011	9/30/2011	$57.27	$30.52	$30.52
10/01/2011	12/31/2011	$39.13	$28.68	$34.51
1/01/2012	3/31/2012	$38.51	$32.48	$33.19
4/01/2012	6/30/2012	$35.03	$26.70	$28.39
7/01/2012	8/10/2012*	$35.19	$28.36	$35.19

*
As of the date of this free writing prospectus, available information for the third calendar quarter of 2012 includes data for the period through August 10, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the common stock of Halliburton Company from August 10, 2007 through August 10, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Trigger Price equal to 70.00% of $35.19, which was the closing price of Halliburton Company’s common stock on August 10, 2012. Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or disposition of your Securities (including a call), and (ii) your gain or loss on the Securities should be short-term capital gain or loss unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. The IRS or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.